EXHIBIT 99.1

NEWS RELEASE

For Immediate Release                                                                                       Contact:     Michael Sund

March 15, 2004                                                                                                                         (858) 503-3233

MAXWELL TECHNOLOGIES REPORTS PRELIMINARY 2003 FINANCIAL RESULTS;

ULTRACAPACITOR SALES GROWTH AND IMPROVING REVENUE MIX

SETTING STAGE FOR PROFITABILITY IN SECOND HALF OF 2004

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Company to File With SEC for 15-Day Extension of Form 10-K Filing Deadline to Provide

Additional Time to Incorporate Effect of Change in Accounting Treatment for Swiss Pension Fund

CONFERENCE CALL AT 4 P.M. (EST) TUESDAY, MARCH 16, 2004 — DETAILS BELOW

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) today reported preliminary, unaudited, net income of $435,000, or $0.03 per share, on revenue of $13.1 million for its fourth quarter ended December 31, 2003.  That compares with a net loss of $509,000, or $0.04 per share, on revenue of $15.5 million for the fourth quarter ended December 31, 2002.  The 2003 results are preliminary and unaudited, pending incorporation of the effect of a change in accounting treatment for a pension fund for the employees of Maxwell’s Swiss subsidiary, Maxwell Technologies SA, in the company’s financial statements.

Dr. Richard Balanson, Maxwell’s president and chief executive officer, said that in consultation with its independent auditors, the company has decided to change accounting treatment for the pension, which was part of Maxwell’s acquisition of the former Montena Components, Ltd. in Switzerland in July 2002. The company will file tomorrow with the Securities and Exchange Commission for a 15-day extension of the March 15 filing deadline for its Form 10-K to allow sufficient time to reflect the change in its financial statements.  Balanson said that the company believes that the pension fund is over-funded and, on that basis, that it is unlikely that the ultimate accounting treatment for it will negatively impact either 2003 or previously reported 2002 results.

Balanson noted that fourth quarter 2003 results reflect the effect of significant overhead expense reductions and several one-time events, including:

•                  Recognition of $4 million of license fees received earlier in the year from Yeong-Long Technologies, Ltd. for rights to manufacture and market BOOSTCAP® ultracapacitors in China.

•                  Sale of a vacant facility, which generated a gain of  $1.2 million and net cash proceeds of approximately $5.8 million.

•                  Charges totaling approximately $1.7 million for severance and excess and obsolete inventory, primarily resulting from the sale of the Metar winding equipment business and the phase-out of low-margin products.

“The net of these pluses and minuses is that we have completed the elimination of non-core and lower margin businesses, recorded appropriate charges and reserves to provide for other financial obligations and contingencies and significantly strengthened the company’s balance sheet,” Balanson said.

Cash and short-term investments totaled $12.2 million as of December 31, 2003.  Balanson noted that the company also has secured a new $3 million U.S. line of credit in addition to an existing $1.6 million credit line in Switzerland.

-more-

MAXWELL REPORTS PRELIMINARY 2003 FINANCIAL RESULTS, AIMS FOR PROFITABILITY IN 2004

“We entered 2004 with a lean organization focused exclusively on our core, high-margin, ultracapacitor, microelectronics and high voltage capacitor product lines,” Balanson said.  “With the current revenue mix, our quarterly breakeven revenue run rate is less than $12 million for the first quarter, and we expect continuing mix improvement and revenue growth to enable the company to turn profitable and cash flow positive during the second half of 2004.  As we stated in January, our board of directors and management team believe so strongly in the company’s prospects that we have voluntarily tied a significant portion of senior management’s cash compensation for 2004 to achievement of a net profit of at least $1 million for the year.”

For the fiscal year ended December 31, 2003, the company reported a preliminary, unaudited, net loss of $9.4 million, or $0.68 per share, including gains of approximately $1.4 million on the sale of property and other assets and $632,000 on the sale of businesses.  That compares with a net loss of $40.2 million, or $3.27 per share, including charges of $20.6 million for restructuring, net loss on the sale of businesses, discontinued operations and fixed asset and goodwill write downs for the fiscal year ended December 31, 2002.

Management will conduct a conference call and simultaneous webcast to discuss 2003 financial results and the outlook for 2004, and answer analysts’ questions at 4 p.m. (eastern) tomorrow, Tuesday, March 16, 2004.  The call may be accessed by dialing toll-free, (800) 340-8358 from the U.S. and Canada, or (706) 634-7571 for international callers.  The webcast and subsequent replay may be accessed at the company’s web site via the following link:  http://www.maxwell.com/investors/presentations.html.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions.  Our BOOSTCAP® ultracapacitor cells and multi-cell modules and POWERCACHE® backup power systems provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications.   Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy.  Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

This news release contains forward-looking statements that are subject to risks and uncertainties. These include development and acceptance of products based on new technologies, demand for original equipment manufacturers’ products reaching anticipated levels, general economic conditions in the markets served by the company’s products, cost-effective manufacturing of new products, the impact of competitive products and pricing and risks and uncertainties involved in foreign operations.  These and other risks are detailed from time-to-time in the Company’s SEC reports, including the report on Form 10-K for the fiscal year ended December 31, 2002.  Actual results may differ materially from those projected.  These forward-looking statements represent the Company’s judgment as of the date of this news release.  The Company disclaims any intent or obligation to update these forward-looking statements.

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